AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2006

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 LANOPTICS LTD.
             (Exact name of Registrant as specified in its charter)

             ISRAEL                                    NOT APPLICABLE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                 LANOPTICS LTD.
                                1 HATAMAR STREET
                                   PO BOX 527
                              YOKNEAM 20692,ISRAEL
                             TEL: (972)(4) 959-6666
                             FAX: (972)(4) 959-4177
   (Address and telephone number of Registrant's principal executive offices)

                            -------------------------

                              PUGLISI & ASSOCIATES
                          850 LIBRARY AVENUE, SUITE 204
                                  P.O. BOX 885
                             NEWARK, DELAWARE 19715
                                 (302) 738-6680
            (Name, address and telephone number of agent for service)

                            -------------------------

      COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

  AARON M. LAMPERT, ESQ.                            STEVEN J. GLUSBAND, ESQ.
 NASCHITZ, BRANDES & CO.                          CARTER LEDYARD & MILBURN LLP
      5 TUVAL STREET                                      2 WALL STREET
  TEL-AVIV 67897, ISRAEL                               NEW YORK, NY 10005
   TEL: 972 3-623-5000                                  TEL: 212-238-8605
   FAX: 972 3-623-5005                                  FAX: 212-732-3232

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                       Proposed
    Title of each class of                             maximum               Proposed              Amount of
          securities              Amount to be   aggregate price per    maximum aggregate         registration
       to be registered          registered(1)         share(2)         offering price(2)           fee (2)
--------------------------------------------------------------------------------------------------------------------
Ordinary shares, par value NIS
0.02 per share                     3,878,235            $14.15            $54,877,025.25           $5,871.84
====================================================================================================================

     (1) The registration statement also includes an indeterminate number of the Registrant's ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

     (2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($14.29 and $14.00, respectively) of the Registrant's ordinary shares as quoted on the NASDAQ Capital Market on December 26, 2006.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 28, 2006

PROSPECTUS

                                 LANOPTICS LTD.

                            3,878,235 ORDINARY SHARES

     This prospectus relates to up to 3,878,235 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. The selling shareholders received these ordinary shares in exchange for their shares in our subsidiary EZchip Technologies Ltd. and we are registering the ordinary shares for disposition by the selling shareholders pursuant to our commitments with them. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

     LanOptics Ltd. will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.

     The ordinary shares of LanOptics Ltd. are listed on the NASDAQ Capital Market and on the Tel Aviv Stock Exchange under the symbol "LNOP." On December 27, 2006, the last reported sale price of an ordinary share of LanOptics Ltd. on the NASDAQ Capital Market was $14.24.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE ORDINARY SHARES OF LANOPTICS LTD.

                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         Prospectus dated

                                TABLE OF CONTENTS

NOTICE REGARDING FORWARD-LOOKING STATEMENTS                                                   2
PROSPECTUS SUMMARY                                                                            4
RISK FACTORS                                                                                  6
CAPITALIZATION AND INDEBTEDNESS                                                              17
REASONS FOR THE OFFER AND USE OF PROCEEDS                                                    17
MARKET PRICE DATA                                                                            17
SELLING SHAREHOLDERS                                                                         19
OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION                               21
EXPENSES ASSOCIATED WITH THE REGISTRATION                                                    24
FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS                                              25
EXPERTS                                                                                      25
LEGAL MATTERS                                                                                25
MATERIAL CHANGES                                                                             25
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE       25
ENFORCEABILITY OF CIVIL LIABILITIES                                                          27

     When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     In this prospectus, "we", "us", "our", the "Company" and "LanOptics" refer to LanOptics Ltd., an Israeli company, and our major subsidiary, EZchip Technologies Ltd.

     All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     We were incorporated in Israel in December 1989. Until 1999, our principal business was the development, manufacturing and marketing of solutions and Internet applications that improve connectivity and performance of corporate local area networks, or LANs, and wide area networks, or WANs. Our business now consists of the development and marketing of high performance network processors through our independent business unit, EZchip Technologies Ltd., or EZchip, in which we currently have an approximately 78% ownership interest.

     Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is 972-4-959-6666. Our address on the Internet is www.lanoptics.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus.

                               RECENT DEVELOPMENTS

     On December 22, 2006, we issued 3,521,566 of our ordinary shares to funds affiliated with Star Ventures and BlueRun Ventures (formerly known as Nokia Venture Partners), in exchange for the shares of EZchip previously held by them, pursuant to the terms of the Exchange Right Agreement, dated May 8, 2003, by and among our Company, EZchip and the minority shareholders of EZchip. We also issued on December 22, 2006, 356,669 of our ordinary shares to funds affiliated with Plenus Venture Lending, pursuant to the terms of an Agreement dated December 18, 2006, by and among our Company, EZchip and three funds affiliated with Plenus Venture Lending. In this prospectus we refer to the funds affiliated with Plenus Venture Lending collectively with the funds affiliated with Star Ventures and BlueRun Ventures, as the Selling Shareholders, and to the agreements collectively as the Exchange Agreements.

     As a result of the exchange transactions, we increased our ownership interest in EZchip from approximately 60% to approximately 78%. This prospectus covers the ordinary shares that were issued in the exchange transactions and we have agreed to maintain an effective registration statement for these ordinary shares.

ACCOUNTING CONSIDERATIONS ARISING FROM THE EZCHIP SHARE EXCHANGE

     The transaction will be accounted for according to the "purchase method" of accounting. The $55,672,063 purchase price for the EZchip shares was determined based on the average share prices of our ordinary shares for the two days before and two days after the transaction date. The excess of the purchase price over the book amount of the acquired EZchip shares will be recorded as intangible assets (such as in process research and development, Developed Technology and Goodwill).

     If according to the purchase price allocation an in-process research and development expenses will be indicated, it will be recorded as an expense in a separate line item "In process research and development write-off" in our statement of operations during the fourth quarter of 2006, the fiscal quarter in which the acquisition was consummated. The amount allocated to "Developed Technology" will be amortized using the straight-line method over its useful life, which is five years. Amortization of Developed Technology will be recorded in "cost of revenues" in our statements of operations. Goodwill will not be amortized, but will be tested for impairment annually.

                                  THE OFFERING

Ordinary shares offered                       3,878,235 shares

NASDAQ Capital Market symbol                  "LNOP"

Use of proceeds                               We will not receive any proceeds
                                              from the sale of the ordinary
                                              shares offered hereby.

Ordinary shares outstanding as of December    15,669,593 shares
22, 2006

Risk factors                                  Prospective investors should
                                              carefully consider the Risk
                                              Factors beginning on Page 6 before
                                              buying the ordinary shares offered
                                              hereby.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS

WE HAVE HAD A LIMITED OPERATING HISTORY IN THE NETWORK PROCESSOR INDUSTRY AND OUR FUTURE FINANCIAL RESULTS ARE DIFFICULT TO PREDICT.

     Our future success will be subject to the risks we will encounter in the network processor industry. We have a limited operating history in the industry, with our first product sales in the second quarter of 2002 and total network product sales through September 30, 2006 of approximately $17.9 million. Our limited operating history makes it difficult to evaluate the prospects of our business. Moreover, the network processor industry is constantly evolving and is subject to technological and competitive forces beyond our control. Our ability to design and market products to meet customer demand and the revenue and income potential of our products and business are unproven. As an early stage company in the developing network processor industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

     o    expand and enhance our product offerings;

     o    increase our revenues;

     o    diversify our sources of revenue;

     o    respond to technological changes; and

     o    respond to competitive market conditions.

     If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

WE ARE DEPENDENT ON THE NETWORKING EQUIPMENT MARKET FOR OUR GROWTH, AND IF IT DOES NOT GROW, THEN WE WILL NOT BE ABLE TO EXPAND OUR BUSINESS.

     The growth of our network processor business depends in part on increased acceptance and use of networking equipment. In particular, we depend on the ability of our target customers to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the market's acceptance of 10 Gigabit Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, the 10 Gigabit Ethernet technologies development rate may be slower than we anticipate. If the use of networking equipment does not grow as we anticipate, if our target customers do not incorporate our products into theirs, or if the products of our target customers that incorporate our network processors are not commercially successful, our growth will be impeded.

MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE MUCH LARGER THAN US AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE COULD LOSE OUR MARKET SHARE AND REVENUES.

     The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do.

     Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

OUR PRODUCTS MAY HAVE DEFECTS, WHICH COULD DAMAGE OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, INCREASE PRODUCTION COSTS AND RESULT IN LIABILITY.

     Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are relatively a new entrant to a market dominated by large, well-established companies.

WE MAY HAVE TO REDESIGN OUR PRODUCTS TO MEET RAPIDLY EVOLVING INDUSTRY STANDARDS AND CUSTOMER SPECIFICATIONS, WHICH COULD DELAY OUR PRODUCTION AND INCREASE OUR OPERATING COSTS.

     We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers' industry.

     Our target customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our future products and increase operating costs.

BECAUSE OUR PRODUCTS HAVE LENGTHY DESIGN AND DEVELOPMENT CYCLES, WE COULD EXPERIENCE DELAYS IN GENERATING REVENUES OR CANCELLATION OF CUSTOMER CONTRACTS.

     We may never generate significant revenues from our products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer's plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of our equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, a significant period may elapse from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment incorporating our network processors, or that such efforts by our customers will be successful.

THE LOSS OF PERSONNEL COULD AFFECT OUR ABILITY TO DESIGN AND MARKET OUR
PRODUCTS.

     To succeed, we must retain and hire technical personnel highly skilled at the design and test functions used to develop high speed networking products and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from competitors and an increasing number of startup companies which are emerging with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR TECHNOLOGY OR OTHER INTELLECTUAL PROPERTY THROUGH PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS AND OTHER MEASURES, OUR COMPETITORS COULD USE OUR PROPRIETARY INFORMATION AND WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

     To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our failure to adequately protect our technology or other intellectual property from use by our competitors could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued patents, however, the patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

OUR PRODUCTS EMPLOY TECHNOLOGIES THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND PREVENT US FROM SELLING OUR PRODUCTS.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

BECAUSE THE PROCESSES USED TO MANUFACTURE OUR PRODUCTS ARE COMPLEX, CUSTOMIZED TO OUR SPECIFICATIONS AND CAN ONLY BE PERFORMED BY A LIMITED NUMBER OF MANUFACTURING FACILITIES, WE MAY EXPERIENCE DELAYS IN PRODUCTION AND INCREASED COSTS.

     The manufacture of processors is a highly complex and technically demanding process. Defects in design or problems associated with transitions to newer manufacturing processes or new manufacturers can result in unacceptable manufacturing yields and performance. These problems are frequently difficult to detect in the early stages of the production process and can be time-consuming and expensive to correct once detected. As a result, defects, performance problems with our products or poor manufacturing yields could adversely affect our business and operating results.

IF THIRD-PARTY MANUFACTURERS AND OTHER SUPPLIERS TERMINATE OUR ARRANGEMENT WITH THEM, OR AMEND THEM IN A MANNER DETRIMENTAL TO US, WE MAY EXPERIENCE DELAYS IN PRODUCTION AND OUR BUSINESS MAYBE ADVERSELY AFFECTED.

     The fabrication of our network processors is outsourced to third-party manufacturers and subcontractors. There are significant risks associated with our reliance on third-party manufacturers. Most significantly, if our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Historically, there have been periods in which there has been a worldwide shortage of manufacturer capacity for the production of high-performance processors such as ours. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

     Due to business considerations, we have entered into an agreement with a sole supplier for the manufacture of each existing model of our network processors, and we expect to use a sole supplier for our next generation of network processors as well. Our NP-1 and NP-1c network processors are manufactured by IBM. Our NP-2 network processor is manufactured by Taiwan Semiconductor Manufacturing Co., or TSMC, for a third party that coordinates and assumes responsibility for various aspects of the manufacturing process and also arranges for the manufacture. IBM, TSMC or any future sole supplier may reduce or delay shipment if its ability to manufacture network processors is constrained. If a sole supplier of our network processors, a third party that arranges for their manufacture, or any other subcontractor fails to deliver network processors or necessary components or services on time or at all, our business could be severely harmed. In addition, if the current manufacturing arrangement between our third party subcontractor and TSMC is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to make alternative arrangements with substitute suppliers. These and other risks associated with our reliance on a third-party manufacturer could materially and adversely affect our business, financial condition and results of operations.

IF INTERNALLY GENERATED FUNDS ARE INSUFFICIENT AND WE ARE UNABLE TO PROCURE FUNDING ON FAVORABLE TERMS, WE WOULD NOT BE ABLE TO DEVELOP AND EXPAND OUR BUSINESS, WHICH COULD NEGATIVELY AFFECT OUR REVENUES.

     We expect that significant funding will be required in order to continue to develop our products and to expand our business. Given the state of development of our products and the present economic environment, we believe that we have sufficient funding resources to finance our operations through the end of 2008. The capital markets have experienced severe downturns over the last couple of years, especially relating to technology companies, and access to capital has at times been both difficult and expensive. If internally generated funds are insufficient and we do not obtain enough funding to support our future development when needed, our business will suffer. Even if we are successful in obtaining funding through the capital markets or otherwise, such funding may not be on terms favorable to us.

THE LIQUIDATION PREFERENCE OF THE PREFERRED SHAREHOLDERS OF EZCHIP MAY LIMIT LANOPTICS' RETURN IN THE EVENT OF A SALE OF EZCHIP.

     We hold both ordinary shares and various classes of preferred shares in EZchip. Most of the other shareholders of EZchip hold only preferred shares, which provide the holders with preferences upon liquidation. If EZchip were to be sold, the transaction would likely be deemed a liquidation event that would entitle the preferred shareholders to their liquidation preference before any distribution to the holders of ordinary shares. This may result in those shareholders receiving a higher percentage in liquidation than their actual ownership percentage. Any voluntary liquidation event would require the approval of our board of directors.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES MAY AFFECT OUR OPERATING RESULTS.

     A significant portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Therefore, our NIS related costs, as expressed in US dollars, are influenced by the exchange rate between the US dollar and the NIS. In addition, if the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US dollar, or if the timing of such devaluations were to lag considerably behind inflation, our cost as expressed in US dollars may increase. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and share price.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and NASDAQ Marketplace Rules, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our operating results and business prospects.

IF WE ARE UNABLE TO SATISFY THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT, OR OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE NOT EFFECTIVE, THE RELIABILITY OF OUR FINANCIAL STATEMENTS MAY BE QUESTIONED AND OUR SHARE PRICE MAY SUFFER.

     Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its combined subsidiaries' internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting for our annual report on Form 20-F for the fiscal year ending December 31, 2006. Our independent auditors will be required to issue an opinion on management's assessment of those matters for our annual report on Form 20-F for the fiscal year ending December 31, 2007. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

RISKS RELATING TO OUR LOCATION IN ISRAEL

POLITICAL AND ECONOMIC CONDITIONS IN ISRAEL MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS. THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND BUSINESS.

     We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development facilities are located in Israel. Political, economic and security conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel's international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business.

     Since September 2000, there has been substantial deterioration in the relationship between Israel and the Palestinian Authority that has resulted in increased violence. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. The recent election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council has resulted in an escalation in violence among Israel, the Palestinian Authority and other groups. Recently, there have been extensive hostilities along Israel's northern border with Lebanon and to a lesser extent in the Gaza Strip Ongoing violence between Israel and the Palestinians as well as tension between Israel and the neighboring Syria and Lebanon may have a material adverse effect on our business, financial conditions and results of operations.

     Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

CHANGES TO TAX LAWS MAY RESULT IN OUR RECEIVING FEWER BENEFITS THAN WE HOPE TO RECEIVE.

     Our facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor (the Investment Center). For these programs to be eligible for tax benefits, we must meet certain conditions, relating principally to adherence to the approved programs and to periodic reporting obligations. We believe that we are currently in compliance with these requirements. However, if we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate. We could also be required to refund tax benefits, with interest and adjustments for inflation based on the Israeli consumer price index.

     Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as dividend. We intend to reinvest our tax-exempt income and not to distribute such income as a dividend.

     On April 1, 2005 an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only.

     As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2005, the Company did not generate income under the provision of the new law.

THE GOVERNMENT GRANTS WE HAVE RECEIVED FOR RESEARCH AND DEVELOPMENT EXPENDITURES LIMIT OUR ABILITY TO TRANSFER TECHNOLOGIES OUTSIDE OF ISRAEL AND REQUIRE US TO SATISFY SPECIFIED CONDITIONS. IF WE FAIL TO SATISFY THESE CONDITIONS, WE MAY BE REQUIRED TO REFUND GRANTS PREVIOUSLY RECEIVED TOGETHER WITH INTEREST AND PENALTIES, AND MAY BE SUBJECT TO CRIMINAL CHARGES.

     Our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or OCS. We therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law. In recent years, the Government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if we fail to comply with any of the requirements imposed by the OCS, such as change of control notices and annual reporting requirements, we may be required to refund any grants previously received together with interest and penalties, and a person transferring OCS-backed technology may be subject to criminal charges and up to three years in prison.

     Although, under OCS rules, we may sell products that are based on technology developed with OCS funding worldwide without violating OCS transfer restrictions, the technology itself may not be transferred and any transfer of technology generally requires the approval of an OCS committee. A transfer, for the purpose of OCS rules, means an actual sale of the technology, any exclusive license to develop, market, and manufacture products resulting from the technology or any other transaction which in essence constitutes a transfer of the technology. There is no assurance that we will receive the required approvals should we wish to transfer this technology in the future. These restrictions may impair our ability to sell our technology assets, and the restrictions will continue to apply even after we have repaid the full amount of royalties payable for the grants. In addition, the restrictions may impair our ability to consummate a merger or similar transaction in which the surviving entity is not an Israeli company.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US OR OUR OFFICERS AND DIRECTORS, TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS.

     We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States.

THE RIGHTS AND RESPONSIBILITIES OF OUR SHAREHOLDERS ARE GOVERNED BY ISRAELI LAW AND DIFFER IN SOME RESPECTS FROM THE RIGHTS AND RESPONSIBILITIES OF SHAREHOLDERS UNDER U.S. LAW.

     We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. The Israeli Companies Law also provides that a breach of the duty of fairness will be governed by the laws governing breach of contract; however, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE DIFFICULT A CHANGE OF CONTROL AND THEREFORE DEPRESS THE PRICE OF OUR SHARES.

     Some of the provisions of Israeli law could:

          o    discourage potential acquisition proposals;

          o    delay or prevent a change in control; and

          o limit the price that investors might be willing to pay in the future for our ordinary shares.

     Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR ORDINARY SHARES

YOUR OWNERSHIP INTEREST IN LANOPTICS MAY BE DILUTED AS A RESULT OF ANTICIPATED FURTHER EXCHANGES OF OUR SHARES FOR EZCHIP SHARES OR AS THE RESULT OF ADDITIONAL FINANCINGS.

     We currently own approximately 78% of EZchip. We wish to continue to exchange our shares from time to time for EZchip shares, with the ultimate goal of attaining a 100% ownership interest in EZchip. We will attempt to effect all such exchanges at an exchange ratio that reflects the relative values of LanOptics and EZchip. If we are required to issue more LanOptics shares than the number that reflects our value relative to the value of EZchip, the ownership interests of LanOptics existing shareholders will be diluted. In addition, we expect to seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term. Any such financing may dilute the relative holdings of current LanOptics shareholders.

OUR SHARE PRICE HAS BEEN HIGHLY VOLATILE AND MAY CONTINUE TO BE VOLATILE AND DECLINE.

     The trading price of our shares has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management's attention and resources.

FUTURE SALES OF OUR ORDINARY SHARES AND THE FUTURE EXERCISE OF OPTIONS AND WARRANTS MAY CAUSE THE MARKET PRICE OF OUR ORDINARY SHARES TO DECLINE AND MAY RESULT IN SUBSTANTIAL DILUTION.

     We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market by our 5% shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate.

WE HAVE NEVER PAID CASH DIVIDENDS AND HAVE NO INTENTION TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications.

OUR ORDINARY SHARES ARE TRADED ON MORE THAN ONE MARKET AND THIS MAY RESULT IN PRICE VARIATIONS.

     Our ordinary shares are traded primarily on the NASDAQ Capital Market and on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Capital Market, and new Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization of our company as of September 30, 2006, and as adjusted to give effect to the issuance of 3,878,235 ordinary shares to the Selling Shareholders on December 22, 2006 in exchange for their 18% interest in EZchip.

                                                      As of September 30, 2006
                                                      ------------------------
                                                                         As
                                                       Actual         Adjusted
                                                        (DOLLARS IN THOUSANDS)

Short-term debt                                       $      0        $      0
Long-term loan                                           3,275           3,275
Preferred shares in a subsidiary                        40,061          25,445
     Total shareholders' equity (deficiency)           (19,311)         36,568
     Total liabilities and shareholders' equity       $ 30,765        $ 71,789

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     This prospectus relates to the disposition by the Selling Shareholders of up to 3,878,235 of our ordinary shares which were issued to the Selling Shareholders on December 22, 2006 in exchange for their interest in EZchip. We are registering the ordinary shares for disposition by the Selling Shareholders and incurring the expense of this registration pursuant to our commitments to the Selling Shareholders as set forth in the Exchange Agreements. We will not receive any of the proceeds from the sale by the Selling Shareholders of our ordinary shares.

                                MARKET PRICE DATA

     Our ordinary shares are quoted on the NASDAQ Capital Market (prior to April 14, 2003, our ordinary shares were traded on the NASDAQ National Market) and on the Tel Aviv Stock Exchange under the symbol "LNOP." On December 27, 2006, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was $14.24 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 58.17. As of December 26, 2006, there were approximately 45 holders of record of our ordinary shares.

QUARTERLY STOCK INFORMATION

     The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market or NASDAQ Capital Market, as applicable.

                                                 HIGH            LOW
                                                 ----            ---
2005
First Quarter                              $     14.90    $      6.62
Second Quarter                                    9.49           6.60
Third Quarter                                    10.09           6.65
Fourth Quarter                                   15.24           9.12

2006
First Quarter                              $      9.59    $      4.97
Second Quarter                                   10.84           8.53
Third Quarter                                    10.09           6.90
Fourth Quarter (through December 27)             15.24           9.70

MONTHLY STOCK INFORMATION

     The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Capital Market.

MONTH                                          HIGH         LOW
-----                                          ----         ---

July 2006                                 $    9.40    $    6.65
August 2006                                    8.60         7.48
September 2006                                10.09         8.39
October 2006                                  14.35         9.12
November 2006                                 15.24        12.36
December 2006 (through December 27)           15.10        13.98

                              SELLING SHAREHOLDERS

     The registration statement of which this prospectus forms a part covers up to 3,878,235 ordinary shares that were issued to the Selling Shareholders pursuant to the Exchange Agreements. The ordinary shares were issued to the Selling Shareholders in exchange for the shares of EZchip previously held by them. The ordinary shares were offered and sold to the Selling Shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933, as amended. We also undertook to effect the registration of the ordinary shares covered by this prospectus and to maintain a registration statement in effect in order to allow the Selling Shareholders to dispose of these shares from time to time until the earlier to occur of (i) the date that all of the ordinary shares covered by this prospectus have been sold under the registration statement to which this prospectus relates, (ii) the date the Selling Shareholders receive an opinion from counsel to LanOptics that the ordinary shares covered by this prospectus may be sold under the provisions of Rule 144 under the Securities Act without limitation as to volume, (iii) the date that all the ordinary shares covered by this prospectus have been otherwise transferred to persons who may trade such ordinary shares without restriction under the Securities Act, or (iv) 24 months from the date that the registration statement to which this prospectus relates is declared effective.

     The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the Selling Shareholders. The information in this table is based on 15,669,593 ordinary shares outstanding as of December 22, 2006. The first column lists each of the Selling Shareholders. The second and third column list the number and percentage of ordinary shares beneficially owned by each Selling Shareholder prior to the offering, based on each Selling Shareholder's ownership of the ordinary shares, as of December 22, 2006. The fourth column lists the ordinary shares being offered by this prospectus by each of the Selling Shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus.

     The Selling Shareholders may sell all, some or none of their shares in this offering.

                                               NUMBER OF      PERCENTAGE OF                         NUMBER OF     PERCENTAGE OF
                                               ORDINARY         ORDINARY          NUMBER OF         ORDINARY         ORDINARY
                                                SHARES           SHARES        ORDINARY SHARES       SHARES           SHARES
                                             BENEFICIALLY     BENEFICIALLY    OFFERED PURSUANT    BENEFICIALLY     BENEFICIALLY
                                            OWNED PRIOR TO   OWNED PRIOR TO        TO THIS         OWNED AFTER     OWNED AFTER
        NAME OF SELLING SHAREHOLDER            OFFERING         OFFERING         PROSPECTUS         OFFERING         OFFERING
        ---------------------------            --------         --------         ----------         --------         --------
SVE Star Ventures Enterprises No. VII (1)
(2)                                             870,508            5.56%            870,508             -               -
SVE Star Ventures Enterprises GmbH & Co.
No. VIIa KG
(1) (3)                                         231,751            1.48%            231,751             -               -
SVM Star Ventures Managementgesellschaft
mbH, Nr. 3
(1) (4)                                          15,633            0.10%             15,633             -               -
SVM Star Ventures Managementgesellschaft
mbH, Nr. 3 & Co. Beteiligungs KG Nr. 3
(1) (5)                                          90,515            0.58%             90,515             -               -
Star Seed Enterprise
(1) (6)                                         735,797            4.70%            735,797             -               -
Nokia Venture Partners II, LP
(7) (8)                                       1,559,879            9.95%          1,559,879             -               -
NVP II Affiliates Fund, LP
(7) (9)                                          17,483            0.11%             17,483             -               -
Plenus II, Limited Partnership
(10) (11)                                       215,667            1.38%            215,667             -               -
Plenus II (D.C.M.), Limited Partnership
(10) (12)                                        21,330            0.14%             21,330             -               -
Plenus Technologies Ltd.
(10) (13)                                       119,672            0.76%            119,672             -               -

----------

(1) The principal business address of SVE Star Ventures Enterprises No. VII, SVE Star Ventures Enterprises GmbH & Co. No. VIIa KG, SVM Star Ventures Managementgesellschaft mbH, Nr. 3, SVM Star Ventures Managementgesellschaft mbH, Nr. 3 & Co. Beteiligungs KG Nr. 3 and Star Seed Enterprise is Possartstrasse 9, D-81679 Munich, Germany.

(2) SVM Star Ventures Managementgesellschaft mbH Nr. 3 ("SVM 3") is a German limited liability company. SVM 3 is the general partner of, and manages the investments of, SVE Star Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability) ("SVE VII"), which invests primarily in securities of Israeli and Israel-related companies. By reason of SVM 3 being the general partner and the manager of investments of SVE VII, it is deemed to be the beneficial holder of, and to share the power to vote and dispose of, the shares owned directly by said company.

     Dr. Meir Barel is a German citizen residing in Munich, Germany. Dr. Barel's principal occupation is a professional investment manager with a principal business address at c/o Star Ventures Management, Possartstrasse 9, D-81679 Munich, Germany. Dr. Barel is the sole director and primary shareholder of SVM 3. By reason of Dr. Barel being the sole director and primary shareholder of SVM 3, he may be deemed to be the beneficial holder of, and to share the power to vote and dispose of, the Shares owned directly and indirectly by SVM 3.

(3) SVM 3 is the general partner of, and manages the investments of SVE Star Ventures Enterprises GmbH & Co. No. VIIa KG ("SVE VIIa"), which invests primarily in securities of Israeli and Israel-related companies. By reason of SVM 3 being the general partner of SVE VIIa, it is deemed to be the beneficial holder of, and to share the power to vote and dispose of, the shares owned directly by said company.

     Dr. Barel is the sole director and primary shareholder of SVM 3. By reason of Dr. Barel being the sole director and primary shareholder of SVM 3, he may be deemed to be the beneficial holder of, and to share the power to vote and dispose of, the Shares owned directly and indirectly by SVM 3.

(4) Dr. Barel is the sole director and primary shareholder of SVM 3. By reason of Dr. Barel being the sole director and primary shareholder of SVM 3, he may be deemed to be the beneficial holder of, and to share the power to vote and dispose of, the Shares owned directly and indirectly by SVM 3. SVM 3 is acting as Trustee for Dr. Barel.

(5) SVM 3 is the general partner of, and manages the investments of SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 3 ("SVE VIII"), which invests primarily in securities of Israeli and Israel-related companies. By reason of SVM 3 being the general partner and the manager of investments of SVE VIII, it is deemed to be the beneficial holder of, and to share the power to vote and dispose of, the shares owned directly by said company.

     Dr. Barel is the sole director and primary shareholder of SVM 3. By reason of Barel being the sole director and primary shareholder of SVM 3, he may be deemed to be the beneficial holder of, and to share the power to vote and dispose of, the Shares owned directly and indirectly by SVM 3.

(6) Star-Seed Managementgesellschaft mbH ("Seed GmbH") is a German limited liability company. Seed GmbH is the general partner of, and manages the investments of, Star Seed Enterprise, a German Civil Law Partnership (with limitation of liability) ("Seed"), which invests primarily in securities of Israeli and Israel-related companies. By reason of Seed GmbH being the general partner and the manager of investments of Seed, it is deemed to be the beneficial holder of, and to share the power to vote and dispose of, the shares owned directly by said company.

     Dr. Barel is the sole director and primary shareholder of Seed GmbH. By reason of Dr. Barel being the sole director and primary shareholder of Seed GmbH, he may be deemed to be the beneficial holder of, and to share the power to vote and dispose of, the Shares owned directly and indirectly by Seed GmbH.

(7) The principal business address of Nokia Venture Partners II, LP and NVP II Affiliates Fund, LP is 545 Middlefield Road, Suite 210, Menlo Park, CA 94025, U.S.

(8) N.V.P. II, LLC, ("N.V.P.") is a Delaware Limited Liabilty Corporation. N.V.P. is the general partner of Nokia Venture Partners II, LP a Delware Linited Partnership. N.V.P. is controlled by its managing memebers, John A. Malloy, W. Peter Buhl, John E.Gardner, Johnathan R. Ebinger and Tantti Oy, a Finnish corporation owned and cintrolled by Anti Kokkinen.

(9) N.V.P. is the general partner of NVP II Affiliates Fund, LP a Delware Linited Partnership. N.V.P. is controlled by its managing memebers, John A. Malloy, W. Peter Buhl, John E.Gardner, Johnathan R. Ebinger and Tantti Oy, a Finnish corporation owned and cintrolled by Anti Kokkinen.

(10) The principal business address of Plenus II, Limited Partnership, Plenus II (D.C.M.), Limited Partnership and Plenus Technologies Ltd. is Delta House, 16 Abba Eban Avenue, Herzeliya, 46725, Israel.

(11) Plenus Management LP, ("Plenus Management"), an Israeli partnership is the general partner and investment manager of Plenus II, Limited Partnership. Plenus Management is managed by its investment committee, which is comprised of Aharon Dovrat, Avi Zeevi, Moti Weiss, Ruthi Simcha and Maoz Franco.

(12) Plenus Management is the general partner and investment manager of Plenus II (D.C.M), Limited Partnership. Plenus Management is managed by its investment committee, which is comprised of Aharon Dovrat, Avi Zeevi, Moti Weiss, Ruthi Simcha and Maoz Franco.

(13) Plenus Technologies Ltd., an Israeli company, is the investment manager of Plenus Technologies Ltd. Plenus Technologies Ltd. is managed by its board of directors, which is comprised of Aharon Dovrat, Avi Zeevi, Moti Weiss, Ruthi Simcha and Oded Axelrod.

         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares issued to the Selling Shareholders to permit the resale of these ordinary shares by the holders of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

     Each Selling Shareholder may sell or otherwise dispose of (i) one-third of the ordinary shares held by it at any time, (ii) an additional one-third of the ordinary shares held by it at any time beginning March 22, 2007, and (iii) the remaining one-third of the ordinary shares held by it at any time beginning June 20, 2007. However, the Selling Shareholders shall be entitled to sell their ordinary shares without volume or time restriction in connection with a third party's acquisition or proposed acquisition of us, or a tender offer for, merger or change of control of, us.

     The Selling Shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

     If the Selling Shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The Selling Shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

     The Selling Shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

     Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any Selling Shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

     The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

     We will pay all expenses of the registration of the ordinary shares pursuant to the Exchange Agreements, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Exchange Agreements. We may be indemnified by the Selling Shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the Exchange Agreements. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

     Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

     We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $46,200 which include the following categories of expenses:

SEC registration fee                                 $    5,871.84
Printing, EDGAR and photocopying fees                     2,000.00
Legal fees and expenses                                  25,000.00
Accounting fees and expenses                             10,000.00
Transfer agent and registrar fees and expenses            1,000.00
Miscellaneous expenses                                    2,328.16
         Total Expenses                              $   46,200.00

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

     Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

     The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005 included in our Amended Annual Report on Form 20-F/A for the year ended December 31, 2005, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the ordinary shares offered hereunder will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

     Except as otherwise described in our Amended Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2005.

          WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     We file annual and special reports and other information with the SEC (Commission File Number 0-20860). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Amended Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005;

     o Our Reports on Form 6-K submitted to the SEC on May 4, 2006, September 13, 2006, September 29, 2006, October 30, 2006 and December 18, 2006;
          and

     o The description of our ordinary shares contained in Amendment No. 3 to our Registration Statement on Form F-1, filed on November 18, 1992.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to LanOptics Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn:
Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www.lanoptics.com. Information contained in our website is not part of this prospectus.

     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act, and (iii) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov.

     We are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

     We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. For periods beginning on or after January 1, 2004, we prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. For periods prior to January 1, 2004, we prepared our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Israel.

     In addition, since we are also listed on the Tel Aviv Stock Exchange, or TASE, we submit copies of all our filings with the SEC to the Israeli Securities Authority and TASE. Such copies can be retrieved electronically through the TASE internet messaging system (www.maya.tase.co.il) and, in addition, with respect to filings effected as of February 17, 2004 through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

     o the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

     o    the judgment is no longer appealable,

     o the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

     o    the judgment is executory in the state in which it was given.

     Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

     An Israeli court also will not declare a foreign judgment enforceable if:

     o    the judgment was obtained by fraud,

     o    there was no due process,

     o the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

     o the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

     o at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

     We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

                                 LANOPTICS LTD.

                            3,878,235 ORDINARY SHARES

                          ----------------------------

                                   PROSPECTUS

                          ----------------------------

                    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     EXCULPATION OF OFFICE HOLDERS

     The Israeli Companies Law, 5759 1999, or the `Israeli Companies Law', provides that an Israeli company may not exculpate an office holder from liability with respect to a breach of his or her duty of loyalty, but may, if permitted by its Articles of Association, exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care except with respect to a breach of his or her duty of care in connection with distributions.

     INSURANCE OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him or her in his or her capacity as an office holder, with respect to:

     o a breach of his or her duty of care to the company or to another person;

     o the breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the company's interests; and

     o a financial liability imposed upon him or her in favor of another person.

     INDEMNIFICATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its Articles of Association, indemnify an office holder with respect to an act performed by him or her in his or her capacity as an office holder, against:

     o a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a financial liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or charged to him by a court, in proceedings instituted against him by the company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for an offense that does not require proof of criminal intent.

     Under the Israeli Companies Law, a provision in a company's Articles of Association regarding indemnification of office holders may authorize the company to: undertake in advance to indemnify an office holder, provided that the undertaking with respect to a financial liability imposed on the director by any judgment is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable due to the company's activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

     LIMITATIONS ON EXCULPATION, INSURANCE AND INDEMNIFICATION

     The Israeli Companies Law provides that a company may not enter into a contract for the insurance of the liability of an officer holder nor indemnify an office holder nor exculpate an office holder from his or her liability to the company for any of the following:

     o a breach by the office holder of his or her duty of loyalty unless, with respect to indemnification and insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

     o any act or omission committed with the intent to yield an unlawful personal benefit; or

     o any fine or monetary composition imposed on the office holder.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, an office holder must be approved by the company's audit committee and board of directors and, in the event that such office holder is a director, also by the company's shareholders.

     The term "office holder" of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

     Our Articles of Association allow us to insure and indemnify our office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved as required by law. We acquired directors' and officers' liability insurance covering our officers and directors and the officers and directors of our subsidiaries for certain claims. In addition, we have entered into agreements with our office holders to indemnify them against certain types of claims, up to a limited amount and subject to certain other limitations. These agreements have been ratified by our audit committee, board of directors and shareholders.

     Pursuant to the terms under which the ordinary shares were issued to the Selling Shareholders, we agreed to indemnify the Selling Shareholders against such liabilities as they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement or prospectus, or any omission to state therein a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, any state securities laws or otherwise, but excludes liabilities arising out of or based upon statements or omissions made in reliance upon and in conformity with written information furnished to us in writing by or on behalf of the Selling Shareholders specifically for use in the preparation of the registration statement or prospectus.

ITEM 9. EXHIBITS

EXHIBIT
NO.       DESCRIPTION OF EXHIBIT
-------   ----------------------

4.1       Memorandum of Association of the Registrant(1)

4.2       Articles of Association of the Registrant(2)

4.3       Specimen of Ordinary Share Certificate(3)

4.4 Exchange Right Agreement by and among the Registrant, EZchip Technologies Ltd. and the Investors therein, dated May 8, 2003

4.5 Agreement, by and among LanOptics, EZchip and three funds affiliated with Plenus Venture Lending, dated December 18, 2006

5.1       Opinion of Naschitz, Brandes & Co.

23.1      Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young
          Global

23.2      Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

24.1 Power of Attorney (included in the signature page to the Registration Statement)

-------------------

(1) Filed as Exhibit 3.1 to the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

(2) Filed as Exhibit 3.2 to Amendment No. 1 of the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

(3) Filed as Exhibit 4.2 to Amendment No. 3 of the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

ITEM 10. UNDERTAKINGS

The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel, on December 28, 2006.

                                              By: /s/ Eli Fruchter
                                              --------------------
                                              Eli Fruchter
                                              Chairman of the Board of Directors
                                              and Principal Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Eli Fruchter and Dror Israel, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on December 28, 2006.

SIGNATURE                         TITLE
---------                         -----

/s/ Eli Fruchter                  Chairman of the Board of Directors (Principal
------------------                Executive Officer)
Eli Fruchter

/s/ Dror Israel                   Chief Financial Officer (Principal Accounting
------------------                and Financial Officer)
Dror Israel

/s/ Dr. Ran Giladi                Director
------------------
Dr. Ran Giladi

/s/ Karen Sarid                   Director
------------------
Karen Sarid

/s/ Shai Saul                     Director
------------------
Shai Saul

/s/ David Schachet                Director
------------------
David Schlachet

Puglisi & Associates              Authorized Representative in the United States

By: /s/ Gregory Lavelle
-----------------------
Name: Gregory F. Lavelle
Title: Managing Director